Exhibit 10.14
EMPLOYMENT AGREEMENT
(Paul J. Zambrotta)
     EMPLOYMENT AGREEMENT dated as of August ___, 2005, by and between MIDLANTIC OFFICE TRUST, INC., with its principal place of business at 11200 Rockville Pike, Suite 502, Rockville, MD 20852 (the “Company”) and Paul J. Zambrotta, residing at the address set forth on the signature page hereof (the “Executive”).
     WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such offer, on the terms set forth below:
     Accordingly, the parties hereto agree as follows:
     1.   Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date hereof and continuing for a three-year period following such date, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to three months before the expiration of the initial term and each annual renewal, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).
     2.   Duties. During the Term, the Executive shall be employed by the Company as Executive Vice President, Chief Financial Officer and Treasurer of the Company, and, as such, the Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer of the Company or by the audit committee of the board of directors of the Company (the “Board”). The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.

     3.   Compensation.
     3.1 Salary. The Company shall pay the Executive during the Term a salary at a minimum rate of Two Hundred Fifty Thousand Dollars and No Cents ($250,000) per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. The Board periodically shall review the Executive’s Annual Salary and may provide for such increases therein as it may in its discretion deem appropriate. (Any such increased salary shall constitute the “Annual Salary” as of the time of the increase.)
     3.2 Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount and on such terms to be determined by the Compensation Committee of the Board of Directors of the Company, but which Bonus shall not be less than 50% of the Annual Salary. The Bonus payable with respect to a fiscal year of the Company shall be paid no later than the fifteenth day of the third month after the end of the fiscal year. The forgoing shall not limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity–based plan, or other policy or program of the Company.
     3.3 Participation in 2005 Equity Incentive Plan. The Company has established the 2005 Equity Incentive Plan (“Equity Incentive Plan”). Subject to the terms and conditions of the Equity Incentive Plan and the Long-Term Incentive Plan Unit Vesting Agreement ( which shall provide for the grant to Executive of 50,000 LTIP units subject to and in accordance with the terms thereof) between the Company and the Executive, the Executive shall be eligible to participate in the Equity Incentive Plan, and shall be eligible to receive annual long term incentive plan units, restricted stock awards and/or stock options under the Equity Incentive Plan. The Compensation Committee shall approve any such awards made to the Executive pursuant to the Equity Incentive Plan.
     3.4 Benefits-In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other executive officers of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.
     3.5 Vacation. The Executive shall be entitled to vacation of no less than 20 business days per year, to be credited in accordance with ordinary Company policies.
     3.6 Life and Disability Insurance Premium Reimbursement. The Company shall during the term of this Agreement reimburse the Executive up to $1,500 annually for premiums incurred by the Executive with respect to supplemental life and long-term disability insurance policies.
     3.7 Expenses-In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.
     4.   Termination upon Death or Disability. If the Executive dies during the Term, this Agreement shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) without duplication of any amounts due under clause (i), the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive an amount equal to the annual bonus that, in the absence of such termination, would have been payable for the fiscal year in which termination occurs, payable at such time as would have applied in the absence of such termination, with such amount to be multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365; (iii) all outstanding unvested equity-based awards (including, without limitation, stock options, LTIP units and restricted stock) held by or granted to the Executive shall fully vest and become immediately exercisable, as applicable, and subject to the terms of such awards; and (iv) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms).
     5.   Certain Terminations of Employment; Certain Benefits.
     5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.
           (a) For purposes of this Agreement, “Cause” shall mean the Executive’s:
(i)	commission of, and indictment for or formal admission to, a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;
(ii)	continued engagement in the performance of his duties hereunder in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, and then, with respect to willful misconduct or willful or gross neglect (but not with respect to fraud, misappropriation or embezzlement), only after appropriate notice of Executive’s misconduct or neglect and an appropriate period, as determined by the Board, to remedy such misconduct or neglect;
(iii)	continued failure to materially adhere to the clear directions of the Board or to adhere to the Company’s policies and practices or to devote substantially all of his business time and efforts to the Company and its subsidiaries;
(iv)	continued failure to substantially perform his duties properly assigned to the Executive by the Board of Directors of the Company in writing (other than any such failure resulting from his Disability);
(v)	material breach of any of the provisions of Section 6; or
(vi)	material and willful breach of the terms and provisions of this Agreement and failure to cure such breach within 15 days following written notice from the Company specifying such breach;

provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (ii) through (vi) above (or, if later, the Company’s knowledge thereof).
           (b) The Company may terminate this Agreement and the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least 60 days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive Annual Salary and other benefits (including any LTIP units or other equity incentive awards that are vested as of the date immediately preceding the date of termination and any bonus for a fiscal year completed before termination and awarded but not yet paid), or in the event of a partial fiscal year, a pro rata bonus earned through the date of such termination, which is to be calculated based on the average bonus paid in the prior three fiscal years (or such shorter period of time bonuses have been paid or, if the termination occurs before any bonus has been paid, $125,000) with such bonus amount to be multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.
     5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason; Non-Renewal of this Agreement.
           (a) The Company may terminate the Executive’s employment and the Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason. If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason:

(i)	the Executive shall receive Annual Salary and other benefits (including any bonus for a fiscal year completed before termination) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);
(ii)	the Executive shall receive a single-sum cash payment equal to the Severance Multiple (as defined below) times the sum of (x) the Executive’s Annual Salary as in effect immediately before such termination as calculated for a period of 12 months, and (y) the Executive’s average bonus paid for the prior three fiscal years (or such shorter period of time bonuses have been paid, or if the termination occurs before any bonus has been paid, $250,000), payable no later than ten days after such termination or, if the Executive is a “specified person” (as defined in Section 409A of the Internal Revenue Code), the date that is six months after such termination;
(iii)	for a period of one year after termination of employment, such continuing coverage under the group health plans the Executive would have received under this Agreement as would have applied in the absence of such termination, provided that the Company shall in no event be required to provide any benefits otherwise required by this clause after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services; and
(iv)	all outstanding unvested equity-based awards (including without limitation LTIP units, stock options and restricted stock) held by the Executive shall fully vest and shall become immediately exercisable, as applicable, in the case of options and shall continue to be exercisable for their full terms;
provided that the Company will not be obligated to pay the amounts in clauses (a)(ii), (a)(iii) or (a)(iv) unless the Executive shall have delivered a release, in form and substance reasonably satisfactory to the Company, of claims against the Company or its affiliates.
For purposes of Section 5.2(a)(ii), “Severance Multiple” shall mean (a) 1.00 if the termination date occurs prior to the first anniversary of the date of this Agreement, (b) 2.00 if the termination date occurs prior to the second anniversary of the date of this Agreement and (c) 2.99 if the termination date occurs on or any time after the second anniversary of the date of this Agreement.
           (b) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,
(i)	the material reduction of the Executive’s title, authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;

(ii)	a reduction in Annual Salary of the Executive;
(iii)	the relocation of the Executive’s office to more than 50 miles from Rockville, Maryland; or
(iv)	the Company’s breach of any material provision of this Agreement.
Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises or, if later, Executive’s knowledge thereof and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 15 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.
           (c) In the event of any notice of non-renewal of this Agreement by the Company, as described in Section 1, then (i) the Executive shall receive Annual Salary and other benefits (including any bonus for a fiscal year completed before termination) earned and accrued under this Agreement prior to the non-renewal of this Agreement (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), (ii) the Executive shall receive a single-sum cash payment equal to the sum of (x) the Executive’s Annual Salary as in effect immediately before such non-renewal, and (y) the Executive’s average bonus paid in the prior three fiscal years (or such shorter period of time bonuses have been paid), payable upon the expiration of the Term; provided, however, that if the Executive is a “specified person” (as defined in Section 409A of the Internal Revenue Code), such amount shall be payable upon the date that is six months after the Executive’s termination of employment, and (iii) all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by the Executive shall fully vest and shall become immediately exercisable, as applicable.
     5.3 Change of Control. Without duplication of the foregoing, upon a “Change of Control” (as defined below) while the Executive is employed, all outstanding unvested equity-based awards (including stock options and restricted stock) shall fully vest and shall become immediately exercisable, as applicable. In addition, if, after a Change of Control, the Executive terminates his employment with the Company within the six-month anniversary of the Change of Control, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2 (other than for purposes of Section 6.1(a)) and further provided that the amount payable under Section 5.2(a)(ii) shall be payable no later than ten days after such termination (rather than the date prescribed in Section 5.2(a)(ii)), if the “Change in Control” satisfies the requirements of a change in control under Section 409A of the Code. For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following:
(i)	any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any employee benefit plan of the Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Common Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering or a subsequent public offering of the Common Stock under the Securities Act of 1933, as amended; or
(ii)	any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or
(iii)	there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)	the members of the Board at the beginning of any consecutive 12-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12-calendar-month period, shall be deemed to be an Incumbent Director.
     5.4 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under a plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 5.4 as if no excise taxes had been imposed with respect to Parachute Payments). “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by the Company’s accountants.
     6.   Covenants of the Executive.
     6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is investing in, managing and leasing commercial office buildings (the “Activities”) located primarily in the Washington, D.C., Virginia, Maryland, Pennsylvania, New Jersey and Delaware markets (such geographic area, together with such other geographic markets in which the Company may engage in the Activities during the employ of the Executive, is herein referred to as the “Geographic Area” and such Activities as conducted in such Geographic Area are herein referred to as the “Business”); (ii) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (iii) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (iv) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:
           (a) By and in consideration of the salary and benefits to be provided by the Company hereunder, and subject to Executive receiving all monies due to him under the severance arrangements set forth herein, and further in consideration of the Executive’s access to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending one year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates, he shall not in the Geographic Area, directly or indirectly, except with the prior approval of the Board, (i) engage in a business that is substantially similar to the Business (other than for the Company or its affiliates), or (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) whose principal business is substantially similar to the Business or who has taken substantial measures, or made material investments, evidencing an intention to engage in a business that is substantially similar to the Business other than incidentally as is necessary to engage in its principal business, or (iii) become interested in any person, corporation, partnership or other entity (other than the Company or its affiliates) principally engaged in a business that is substantially similar to the Business, as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in up to 5% of the securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (B) the Executive is not a controlling person of, or a member of a group which controls, such entity. In addition, the restrictions of this Section 6(a) shall not apply to the existing investments or other activities of the Executive set forth on Schedule A hereto.
           (b) During and after the period of the Executive’s employment with the Company and its affiliates, the Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.
           (c) During the period commencing on the date hereof and ending one year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates, (i) the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (A) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (B) hire (on behalf of the Executive or any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s employment with the Company and its affiliates, and (ii) the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.
     6.2 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
     7.   Other Provisions.
     7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
     7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
     7.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the alleged breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the

Company (or its affiliates, where applicable) shall first be submitted to mediation pursuant to the Employment Mediation Rules of the American Arbitration Association. If the mediation is terminated without a settlement agreement, the controversy or claim shall be submitted to arbitration in Rockville, Maryland pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The substantive law of Maryland shall apply in the interpretation and application of this Agreement, in aid of the arbitration proceedings and in the enforcement of the award. The arbitrator shall apply the procedural rules of the American Arbitration Association, except as to discovery matters, which shall be governed by the Federal Rules of Civil Procedure. The arbitrator shall issue an award within 30 days of the close of the hearing, which shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall award reasonable attorney fees and the costs of arbitration to the prevailing party pursuant to the substantive law of Maryland in cases where prevailing parties are entitled to such fees.
     7.4 Legal Fees. The Company shall pay directly or reimburse the Executive for up to $5,000.00 of the reasonable legal fees and expenses incurred by the Executive in connection with the review, negotiation and execution of this Agreement.
     7.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
(i)	If to the Company, to:
Midlantic Office Trust, Inc.
11200 Rockville Pike, Suite 502
Rockville, MD 20852

Attention: Sidney M. Bresler, Chief Executive Officer
with a copy to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: Daniel M. LeBey, Esq.
(ii)	If to the Executive, to the address set forth on the signature page hereof.
     Any such person may by notice given in accordance with this Section 7.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
     7.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     7.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.
     7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, subject to Section 5.3, pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
     7.10 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
     7.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
     7.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
     7.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s employment hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.
     7.14 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.
     7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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